Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
11013 West Broad Street
Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf	Jason Thompson
tel: +1 804-327-7284	tel: +1 804-201-2556
mediainquiries@mwv.com

MWV Reports Strong Third Quarter Results

Profitability Increases Across All Business Segments

Third Quarter Operating Highlights:

–	EPS of $0.74 (Includes $0.24 Net Benefit from Special Items)

–	Margin Expansion in Packaging, Consumer & Office Products, and Specialty Chemicals Businesses

–	Cash Flow from Operations Exceeds $275 Million; Cash Balance Grows to $765 Million

–	Company on Track to Exceed 2009 Overhead Savings Target of $125 Million

RICHMOND, VA (October 28, 2009)—MeadWestvaco Corporation (NYSE: MWV) reported solid profit improvement across all of its businesses for the third quarter of 2009. Pre-tax earnings from the company’s business segments increased 43 percent to $204 million from $143 million in the third quarter of 2008.

The company continues to deliver higher earnings and increase margins in its core packaging businesses by focusing on innovative solutions in attractive global markets and by improving cost and productivity discipline. The company largely completed the overhead and facility actions associated with its strategic cost management program during the third quarter. Cumulative savings through the first three quarters of 2009 reached $90 million, and the company expects to exceed its 2009 overhead savings target of $125 million.

“We posted strong third quarter results by continuing to advance our transformation strategies to create a stronger, more competitive global packaging company,” said John A. Luke, Jr., chairman and chief executive officer. “Even as we navigate through one of the most severe recessions in decades, our financial strength and flexibility have allowed us to continue to invest in the right innovation and growth opportunities for our business. This reliability continues to be rewarded by our consumer products customers, and has solidified our position as a leading global packaging company.”

The company’s Consumer & Office Products business benefited from a solid back-to-school season in North America, and its Specialty Chemicals business increased both sales and profits by focusing on innovative products in several global markets. Overhead cost reductions and improved operating productivity also contributed to profit growth in these businesses during the third quarter of 2009.

“We are making solid gains in each of our businesses by reshaping our market participation, reducing overhead and operating costs, and improving productivity at our facilities,” concluded Luke. “Along with our strong financial position, these strategies are helping us perform in this low demand environment, and importantly, will position us to outperform in a recovering economy.”

Quarterly Comparison

Third quarter 2009 net income from continuing operations was $128 million, or $0.74 per share, compared to $46 million, or $0.26 per share, in the third quarter of 2008. The results for the third quarter of 2009 include after-tax items totaling $42 million, or $0.24 per share. These items include after-tax income of $64 million, or $0.37 per share, from alternative fuel tax credits; after-tax restructuring charges of $28 million, or $0.16 per share; after-tax income of $13 million, or $0.07 per share, from vacation accrual adjustments due to a policy change; an after-tax net charge of $11 million, or $0.06 per share, from early retirement of debt; and an after-tax gain of $4 million, or $0.02 per share, from a pension curtailment. The effect of these items on earnings per share from continuing operations is as follows:

	Third Quarter 2009	Third Quarter 2008
Earnings per share from continuing operations, as reported	$0.74	$0.26

Deduct – effect of special items	(0.24)	—

Earnings per share from continuing operations, as adjusted	$0.50	$0.26

Packaging Resources

In the Packaging Resources business, profit from continuing operations increased 16 percent to $74 million in the third quarter of 2009 compared to $64 million in the third quarter of 2008. Sales were $627 million in the third quarter of 2009 compared to $730 million in the third quarter of 2008. This segment improved product pricing and mix, generated strong operational productivity, and benefited from lower input costs compared to last year. Bleached paperboard (SBS) volumes were 19 percent lower compared to historically high shipments recorded in third quarter 2008, but increased 3 percent versus the second quarter of 2009 with gains in global tobacco and commercial print markets. Coated Natural Kraft (CNK®) shipments declined 10 percent compared to the prior year. Market share gains in global food packaging were more than offset by lower global shipments to beverage customers as they continue to tightly manage inventory levels. Earnings in Rigesa, the segment’s Brazilian operation, increased modestly on a constant currency basis as improved productivity more than offset lower volumes and pricing.

In the third quarter of 2009, the segment took aggressive actions to match production with demand. As a result, market-related downtime totaled 64,000 tons, of which 33,000 was in CNK® and 31,000 was in SBS grades. In addition, as previously announced, the segment permanently removed approximately 200,000 tons of annual SBS paperboard capacity during the third quarter of 2009 with the shutdown of a machine at its Evadale, Texas, mill.

Consumer Solutions

In the Consumer Solutions business, profit more than doubled to $35 million in the third quarter of 2009 compared to $14 million in the third quarter of 2008. Sales were $585 million in the third quarter of 2009 compared to $653 million in the third quarter of 2008. This segment continued to perform well in key global packaging markets, including beverage, healthcare, and home and garden. Profitability improved with actions to focus resources on the highest return opportunities, maximize production efficiency, and exit unprofitable product lines. The segment also benefited from input cost deflation.

In beverage packaging, overall sales declined modestly as the steady beer market in North America and strong gains in Asia were offset by weaker markets for premium beer in Europe and carbonated soft drinks in North America. The healthcare packaging business continued to benefit from strong demand for the company’s value-added Shellpak® solution, and initial orders for the new preservative-free pump for applications in Europe. In personal care packaging, sales of mass-market dispensing solutions for soaps and antibacterial lotions benefited from heightened awareness of the H1N1 virus. These gains were more than offset by the effects of slower global spending on luxury items, particularly fragrances, and by the company’s deliberate actions to exit lower-return folding carton business in North America. Home and garden packaging sales benefited from an extended lawn maintenance season due to wet weather, and added emphasis on home cleaning and disinfection due to the H1N1 virus. Market-related declines in media packaging were partially offset by market share gains and by the introduction of EcoLite DVD packaging that successfully addresses sustainable packaging challenges for the major movie studios and video game producers.

Consumer & Office Products

In the Consumer & Office Products business, profit increased 34 percent to $51 million in the third quarter of 2009 compared to $38 million in the third quarter of 2008. Sales in the third quarter of 2009 were $303 million compared to $312 million in the third quarter of 2008. The segment had a solid back-to-school season in North America, with strong positioning and sell-through of proprietary, branded products at leading retailers. Sales of envelopes and office products were lower due to the weak global economic environment as financial services customers have significantly reduced direct mail offerings. Despite lower sales, profit was higher due to productivity actions and tight cost controls during the quarter. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

In the Specialty Chemicals business, profit increased 50 percent to $24 million in the third quarter of 2009 compared to $16 million in the third quarter of 2008. Sales in the third quarter of 2009 increased slightly to $155 million compared to $154 million in the third quarter of 2008. The segment continued to penetrate markets in developing countries with its value-added asphalt solutions, and gain market share in chemicals for adhesive and oilfield applications. Volumes declined versus the prior year in activated carbon due to the slower automotive market. Improved productivity helped offset unabsorbed fixed manufacturing costs to lift third quarter profit.

Community Development and Land Management

In the Community Development and Land Management business, sales were $41 million in the third quarter of 2009 compared to $35 million in the third quarter of 2008. Profit was $20 million in the third quarter of 2009 compared to $11 million in the third quarter of 2008. Profit from real estate activities was $17 million in the third quarter of 2009 compared to $6 million in the third quarter of 2008. The increase in both sales and profit was driven by higher land sales volume. The segment sold approximately 11,300 acres for gross proceeds of $23 million in the third quarter of 2009 compared to approximately 4,600 acres for gross proceeds of $12 million in the third quarter of 2008. Profit from forestry operations and leasing activities was $3 million in the third quarter of 2009 compared to $5 million in the third quarter of 2008.

Real estate industry conditions remain challenging due to continued credit tightening and weaker consumer spending. These factors will likely continue to influence near-term results. During this time, the segment will continue to move forward with its near- and long-term real estate value creation plans, including enhancing rural land, and entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other loss was $20 million in the third quarter of 2009 compared to a loss of $92 million in the third quarter of 2008. The loss for the third quarter of 2009 includes the net effect of pre-tax items totaling $68 million comprised of income of $103 million from alternative fuel tax credits; restructuring charges of $43 million; income of $20 million from vacation accrual adjustments due to a policy change; a net charge of $18 million from early retirement of debt; and a gain of $6 million from a pension curtailment. Excluding the effects of these items, Corporate and Other loss was $88 million in the third quarter of 2009.

Alternative Fuel Mixture Credit

The U.S. Internal Revenue Code allows an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business. MWV qualifies for the alternative fuel mixture credit because it uses an alternative fuel known as black liquor, which is a byproduct of its wood pulping process, to power its paperboard mills. The company has submitted refund claims totaling $281 million, after associated expenses, based on fuel usage at its three U.S. paperboard mills from mid-January 2009 through September 30, 2009. The company has received refunds from the Internal Revenue Service totaling $248 million through the end of the third quarter. The pre-tax impact of the excise tax credit, net of associated expenses, is included in other (income) expense in the consolidated statements of operations in the amounts of $103 million and $281 million for the three and nine months ended September 30, 2009, respectively, and is included in Corporate and Other for segment reporting purposes. The credit is currently scheduled to expire on December 31, 2009.

Strategic Cost Management Program

In January 2009, MWV announced the acceleration of a series of broad cost reduction actions that began in 2008 to further reduce its corporate and business unit overhead cost structure, optimize its manufacturing footprint, and realize sourcing savings throughout its supply chain. By the end of 2009, these actions are expected to result in the elimination of over 2,000 positions, or 10 percent of MWV’s global workforce, and the closure or restructure of over 16 manufacturing facilities. These cost management efforts are expected to exceed $125 million in pre-tax savings in 2009, with a targeted run-rate of more than $300 million by mid-2010 from facility actions, overhead cost reductions, and sourcing savings. In the third quarter of 2009, MWV achieved savings of $44 million ($90 million year-to-date).

Other Items

During the third quarter of 2009, the company completed a tender offer to repurchase $314 million of its 6.85 percent notes due in 2012. The repurchase was funded by net proceeds pursuant to the issuance of $250 million of 7.375 percent notes due in 2019, as well as from cash-on-hand. Upon settlement of the tender offer, the company reduced its overall long-term debt by $64 million, and reduced its outstanding 2012 notes from $633 million to $319 million.

In the third quarter of 2009, total pre-tax input costs, including energy, materials and freight, decreased $56 million over the prior-year quarter on a continuing operations basis.

In the third quarter of 2009, the pre-tax impact from favorable foreign currency exchange was $10 million compared to the prior-year quarter on a continuing operations basis.

Cash flow provided by continuing operations exceeded $540 million in the first three quarters of 2009 compared to $182 million in the first three quarters of 2008. The increase was driven by the receipt of alternative fuel mixture credits from the Internal Revenue Service totaling $248 million in 2009, as well as from improved working capital consumption and higher earnings.

Capital spending from continuing operations was $140 million in the first three quarters of 2009 compared to $207 million in the first three quarters of 2008.

MWV paid a regular quarterly dividend of $0.23 per share totaling $39 million during each of the third quarters of 2009 and 2008.

During the third quarter of 2009, the effective tax rate was approximately 30 percent. The annual effective tax rate for 2009, excluding discrete items, is expected to be about 30 percent.

Outlook

Given continued global economic uncertainty, future results are difficult to predict. MWV is directly addressing the uncertain economic environment by continuing to execute its transformation strategies that are centered on increased participation in higher return markets, improved cost competitiveness, and excellent financial strength. To achieve its goals, the company is:

•	focusing on the most profitable markets, products and customers while maintaining targeted growth investment to drive above cost of capital returns;

•	continuing to reduce the company’s overhead structure and rationalize manufacturing capacity;

•	matching production to demand to maximize cash flow;

•	vigilantly managing working capital usage and reducing discretionary spending; and

•	reducing capital expenditures by narrowing spending on more immediate, high-return investments.

Use of Non-GAAP Measures

The presentation of earnings per share from continuing operations, adjusted to exclude income from alternative fuel tax credits, restructuring charges, income from vacation accrual adjustments due to a policy change, a net charge from early retirement of debt, and a gain from a pension curtailment, is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because it excludes items of income, gains and losses that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 9:00 a.m. (EDT) by dialing 1 (800) 230-1951 (toll-free domestic) or 1 (612) 234-9959 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 11:00 a.m. (EDT) on October 28, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 117350. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, media and entertainment, home and garden, tobacco, and commercial print industries. The company's businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 20,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the sixth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$1,627	$1,811	$4,413	$5,038

Cost of sales	1,297	1,490	3,693	4,189
Selling, general and administrative expenses	188	212	591	615
Interest expense	52	52	155	155
Other (income) expense, net [1]	(94)	6	(287)	(22)

Income from continuing operations before income taxes	184	51	261	101
Income tax provision	56	5	87	5

Income from continuing operations	128	46	174	96
Income from discontinued operations, net of income taxes	—	8	—	10

Net income	$128	$54	$174	$106

Net income per diluted share:
Income from continuing operations	$0.74	$0.26	$1.01	$0.55
Income from discontinued operations	—	0.05	—	0.06

Net income	$0.74	$0.31	$1.01	$0.61

Shares used to compute net income per diluted share:	173.6	171.4	172.7	173.2

[1]

Other (income) expense includes income from alternative fuel tax credits, net of associated expenses, in the amounts of $103 million and $281 million for the three and nine months ended September 30, 2009, respectively.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$765	$549
Accounts receivable, net	884	799
Inventories	737	695
Other current assets	120	118

Current assets	2,506	2,161

Property, plant, equipment and forestlands, net	3,427	3,518
Prepaid pension asset	772	634
Goodwill	819	805
Other assets	1,285	1,337

	$8,809	$8,455

Liabilities and equity
Accounts payable	$539	$567
Accrued expenses	643	618
Notes payable and current maturities of long-term debt	104	89

Current liabilities	1,286	1,274

Long-term debt	2,222	2,309
Other long-term obligations	1,000	972
Deferred income taxes	982	919

Commitments and contingencies

Shareholders’ equity	3,304	2,967
Non-controlling interests	15	14

Total equity	3,319	2,981

	$8,809	$8,455

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales
Packaging Resources	$627	$730	$1,809	$2,035
Consumer Solutions	585	653	1,672	1,915
Consumer & Office Products	303	312	700	790
Specialty Chemicals	155	154	365	424
Community Development and Land Management	41	35	150	96
Corporate and Other [1]	15	29	39	91

Total	1,726	1,913	4,735	5,351
Intersegment eliminations	(99)	(102)	(322)	(313)

Consolidated totals	$1,627	$1,811	$4,413	$5,038

Segment profit (loss)
Packaging Resources	$74	$64	$142	$150
Consumer Solutions	35	14	73	45
Consumer & Office Products	51	38	77	62
Specialty Chemicals	24	16	40	39
Community Development and Land Management	20	11	79	43

Subtotal	204	143	411	339
Corporate and Other [2]	(20)	(92)	(150)	(238)

Consolidated totals [3]	$184	$51	$261	$101

[1]	Revenue for Corporate and Other represents sales from the company’s specialty papers division.
[2]

Corporate and Other includes income from alternative fuel tax credits, restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, a loss on early extinguishment of debt, and non-controlling interest income and losses.

[3]	Consolidated totals represent loss from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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